Exhibit 99.1

Press Release

Tuesday Morning Appoints Experienced Off-Price Retailer, Fred Hand, as Chief Executive Officer

Tuesday Morning (OTCQX: TUEM), a leading off-price retailer of home goods and décor, today announced that Mr. Fred Hand, has been named Chief Executive Officer and a member of the Board of Directors, effective May 17, 2021. Mr. Hand is one of the most experienced and well respected off-price retail executives, most recently serving as Chief Operating Officer of Burlington Stores, Inc.

Sherry Smith, Chairperson of the Board, stated, “After a comprehensive search for a new CEO and interviews with several high-quality candidates, we are confident Fred is the ideal choice to lead Tuesday Morning’s future growth. Fred is an exceptional retailer with outstanding operating, merchandising, and leadership skills, and importantly has a deep understanding of the off-price business model. His record of strong leadership at Burlington and extensive experience at other leading retailers, will be instrumental in driving long-term value for Tuesday Morning.”

Mr. Hand has served as Principal and Chief Operating Officer of Burlington since July 2020 and was responsible for leading its stores and real estate organizations. From January 2017 through July 2020, Mr. Hand served as Chief Customer Officer/Principal and prior to that served as Executive Vice President of Stores. Prior to joining Burlington, Mr. Hand served as Senior Vice President, Group Director of Stores of Macy’s, Inc. from March 2006 to February 2008. From 2001 to 2006, Mr. Hand served as Senior Vice President, Stores and Visual Merchandising of Filene’s Department Stores. Mr. Hand held various other positions at The May Department Stores Company from 1991 to 2001, including Area Manager, General Manager, and Regional Vice President.

Mr. Hand stated, "I am honored and thrilled to take on the role as Tuesday Morning’s next CEO. Tuesday Morning is an iconic brand with a great opportunity to lead in the off-price retail sector. I look forward to working closely with the Company’s Board, management team and talented associates to take the Company to the next level. I am motivated to build this organization to one that will not just compete, but win.”

Mr. Hand’s appointment follows the previously announced transition of Steven Becker, who will step down from his role as CEO and Director. Mr. Becker will continue to serve in a consultancy role until September 30, 2021 to ensure a smooth transition.

The Company operates 490 stores in 40 states providing a solid footprint for future growth.  It continues to provide a consistently attractive product mix of name-brand, high-quality products for the home at favorable prices for consumers.

About Tuesday Morning

Tuesday Morning Corporation (OTCQX: TUEM) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 490 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

MEDIA:

TuesdayMorning@edelman.com